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                                                                 EXHIBIT 99.2


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


OVERVIEW

Streamline.com simplifies the lives of busy suburban families by providing Internet-based ordering and home delivery of a wide range of consumer goods and services such as groceries, household goods, health and beauty care items, dry-cleaning, video rentals and film processing. Streamline.com's typical customer tends to be a dual income household with at least one child and access to the Internet. Streamline.com also provides consumer packaged goods companies insight into consumer Internet purchasing behavior to help facilitate the development of their Internet merchandising capabilities and to broaden other research and marketing programs.

Streamline.com has grown rapidly, with revenue increasing to $22.5 million in 1999 from $6.5 million in 1997. During this same period, Streamline.com's net loss increased to $26.5 million in 1999 from $10.3 million in 1997. Streamline.com expects to continue to incur losses as it executes its business plan and will require additional financing early in the first quarter of 2001 in order to continue operations.

On January 5, 2000, Streamline.com merged with Beacon Home Direct d/b/a Scotty's Home Market ("Scotty's") in a transaction accounted for as a pooling of interests. The consolidated financial statements of Streamline.com have been restated to give retroactive effect to the acquisition of Scotty's and will now become the historical consolidated financial statements of Streamline.com. Scotty's common stock, warrants and options have been retroactively restated in connection with the merger to reflect the merger exchange ratio of .3984. Management's discussion and analysis of financial condition and results of operations reflects the retroactive effect of the acquisition of Scotty's.

As further described in the liquidity section, in September 2000, Streamline sold substantially all of the assets of our Chicago and Washington D.C. operations in order to obtain funding that would allow us to continue operations. With the sale of these two facilities, we have shifted our focus from national expansion to expansion within existing regional markets.

COMPONENTS OF REVENUE

Streamline.com has three primary sources of revenue. The majority of Streamline.com's revenue is generated by the sale of consumer products and services that Streamline.com aggregates in its fulfillment center and delivers to its customers' homes on a weekly basis. Streamline.com's product and service revenue is comprised of the retail prices Streamline.com charges its customers for these products and services. The wholesale prices Streamline.com pays its distributors and suppliers for such products and services are included as a cost of revenue. Streamline.com's customers that select scheduled delivery service also pay Streamline.com a monthly subscription fee of $30. In some cases, customers pay delivery fees in addition to the amounts paid for the products delivered to their homes. In addition, Streamline.com receives advertising, research and marketing fees through arrangements with consumer packaged goods companies and e-commerce companies. Revenue from products and services is recognized upon delivery to the customer; subscription fees are recognized monthly; and advertising, research and marketing fees are recognized over the life of the applicable arrangement or as services are performed.

Results of Operations Comparison of Fiscal Years ended January 1, 2000, December 31, 1998 and December 31, 1997:

TOTAL REVENUE

Total revenue increased 79.3% to $22.5 million in the twelve months ended January 1, 2000 from $12.5 million in the comparable period ended December 31, 1998. Total revenue increased 92.3% to $12.5 million in 1998 from $6.5 million in 1997. The increase in each year was primarily due to the continuing


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expansion of Streamline.com's customer base, a corresponding increase in subscription fees, customer orders and average order size and an increase in fees derived from advertising, research and marketing.

PRODUCT AND SERVICE REVENUE, NET

Product and service revenue, net of returns increased 78.6% to $20.5 million in the twelve months ended January 1, 2000 from $11.5 million in the comparable period ended December 31, 1998. Product and service revenue, net of returns increased 105.2% to $11.5 million in 1998 from $5.6 million in 1997. The increase in revenue was the result of increases in Streamline.com's customer base and corresponding increases in the number of invoices for product and service revenue. The number of invoices increased 81.7% to approximately 189,000 in the twelve months ended January 1, 2000 from approximately 104,000 in the comparable period ended December 31, 1998. Average product and service revenue per invoice decreased slightly, to approximately $108 in the twelve months ended January 1, 2000 from approximately $110 in the comparable period ended December 31, 1998. In 1998, the number of invoices increased 103.9% from approximately 51,000 in the period ended December 31, 1997. Average product and service revenue per invoice increased slightly, to approximately $110 in the twelve months ended December 31,1998 from approximately $109 in the comparable period ended December 31, 1997. Product and service revenue, net as a percentage of total revenue decreased to 91.1% in the twelve months ended January 1, 2000 from 91.4% in the comparable period ended December 31, 1998. Product and service revenue, net increased as a percentage of revenue to 91.4% in the period ended December 31, 1998 from 85.7% in the period ended December 31, 1997 as a result of an increased customer base and a decline in advertising, marketing and research fees as a percentage of total revenue.

SUBSCRIPTION AND DELIVERY FEES

Revenue from subscription fees increased 48.1% to $0.8 million in the twelve months ended January 1, 2000 from $543,000 in the comparable period ended December 31, 1998. Revenue from subscription fees increased 157.2% to $543,000 in 1998 from $211,000 in 1997. The increases were primarily due to an increase in the customer base to approximately 8,700 at January 1, 2000 from approximately 5,300 at December 31, 1998 and 3,200 at December 31, 1997.

ADVERTISING, RESEARCH AND MARKETING FEES

Advertising, research and marketing fees increased 126.9% to $1.2 million in the twelve months ended January 1, 2000 from $529,000 in the comparable period ended December 31, 1998. These fees as a percentage of total revenue increased to 5.3% in the twelve months ended January 1, 2000 from 4.2% in the comparable period ended December 31, 1998. The increase in advertising, research and marketing fees is primarily due to an increase in the number of consumer packaged goods companies that became members of the Consumer Learning Center, a Streamline-sponsored research center focused on better understanding the Consumer Direct industry. Fees from advertising, research and marketing services decreased 26.6% to $529,000 in 1998 from $721,000 in 1997. Advertising, research and marketing fees as a percentage of total revenue decreased to 4.2% in 1998 from 11.1% in 1997. The decrease is primarily due to a reduction in the average amount paid by participants resulting from shorter membership periods.

TOTAL OPERATING EXPENSES

Total operating expenses increased 87.4% to $49.9 million, or 222.2% of total revenues, in the twelve months ended January 1, 2000 from $26.6 million, or 212.6% of total revenues, in the comparable period ended December 31, 1998. Total operating expenses increased 57.3% to $26.6 million, or 212.6% of total revenue, in 1998 from $16.9 million, or 260.0% of total revenue, in 1997. The increase in operating expenses is a result of an increase in order volume, and an increase in infrastructure and general and administrative costs incurred to support Streamline.com's continued expansion. In 1999, these expenses further increased due to the opening of Streamline.com's third facility in the Washington, D.C. market in the fourth quarter. Total expenses decreased as a percentage of total revenues due to achieving operational


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efficiencies, offsetting fixed costs with higher order volumes, and increased advertising and marketing fee revenue.

COST OF REVENUE

The cost of revenue increased to $15.7 million, or 70.1% of total revenues, in the twelve months ended January 1, 2000 from $9.0 million, or 71.6% of total revenues in the comparable period ended December 31, 1998. The cost of revenue increased to $9.0 million, or 71.6% of total revenue, in 1998 from $5.0 million, or 76.0% of total revenue, in 1997. The declines in cost of revenue as a percentage of total revenues are primarily a result of improved purchasing and inventory management in the product and service category, a higher percentage of subscription fees as a percentage of total revenue, continued efforts to improve product assortment and the introduction of higher margin products.

FULFILLMENT CENTER OPERATIONS

Expenses attributable to fulfillment center operations increased 81.9% to $11.5 million, or 51.3% of total revenue, in the twelve months ended January 1, 2000 from $6.3 million, or 50.6% of total revenue, in the comparable period ended December 31, 1998. Expenses attributable to fulfillment center operations increased 52.6% to $6.3 million, or 50.6% of total revenue, in 1998 from $4.2 million, or 63.7% of total revenue, in 1997. These costs increased primarily as a result of increased order volume. In 1999, these costs further increased as a result of increased management and quality control staff levels in the Chicago facility, the opening of Streamline.com's third facility in the Washington, D.C. area, and a partnership with Genco, a third party warehouse management company. Genco assumed the warehouse management functions in our Massachusetts and D.C. facilities under a test outsourcing arrangement. The costs incurred under this agreement were higher than expected and as a result the agreement was terminated in the fourth quarter 1999.

SALES AND MARKETING

Sales and marketing expenses increased 200.5% to $6.5 million, or 29.2% of total revenue, for the twelve months ended January 1, 2000 from $2.2 million, or 17.4% of total revenue, for the comparable period ended December 31, 1998. Sales and marketing expenses increased 24.5% to $2.2 million, or 17.4% of total revenue, in 1998 from $1.8 million, or 26.9% of total revenue, in 1997. The increases were due to additional advertising and promotional activities undertaken to acquire new customers. Expenses further increased in 1999 as a result of the expansion into additional service areas, an increase in marketing and sales staff and a non-cash charge resulting from a warrant earned under a marketing agreement with one of the Company's significant shareholders in 1999 pursuant to the satisfaction of specified marketing-related conditions.

TECHNOLOGY SYSTEMS AND DEVELOPMENT

Expenses attributable to technology systems and development increased 41.6% to $5.0 million, or 22.1% of total revenue, for the twelve months ended January 1, 2000 from $3.5 million, or 27.9% of total revenue, for the comparable period ended December 31, 1998. Expenses attributable to technology systems and development increased 78.1% to $3.5 million, or 27.9% of total revenue, in 1998 from $2.0 million, or 30.2% of total revenue, in 1997. These costs increased primarily due to the costs associated with acquiring, maintaining, enhancing and integrating Streamline.com's technology systems.

GENERAL AND ADMINISTRATIVE

General and administrative costs increased 96.8% to $11.1 million, or 49.6% of total revenues, for the twelve months ended January 1, 2000 from $5.7 million, or 45.2% of total revenues, for the comparable period ended December 31, 1998. General and administrative costs increased 37.5% to $5.7 million, or 45.2% of total revenue, in 1998 from $4.1 million, or 63.2% of total revenue, in 1997. These costs increased primarily due to the addition of necessary infrastructure and corporate staff to support continued corporate growth and expansion into new markets.


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OTHER INCOME (EXPENSE), NET

Other income (expense), net increased to income of $997,000 in the twelve months ended January 1, 2000 from an expense of $(296,000) in the comparable period ended December 31, 1998, primarily due to increased interest income from higher cash balances from Streamline.com's initial public offering in June 1999, and reduced interest costs associated with the pay down of debt. Furthermore, the increase is attributable to the increased income in 1999 from higher cash balances resulting from the Company's sale of common stock to an investor in October 1998 allowing the Company to earn interest on a portion of these funds in 1999.

Other income (expense), net increased 208.1% to an expense of $(296,000) in 1998 from an expense of $(95,000)in 1997, largely due to an increase in net interest expense resulting from Streamline.com's issuance of senior discount notes in 1998. This was offset by interest income Streamline.com received from investing the proceeds of debt and equity financing completed during the year. Other expense in 1997 included losses incurred on the disposal of fixed assets.

MINORITY INTEREST

At December 31, 1997, Streamline.com held a majority interest in Streamline Mid-Atlantic, Inc. Portions of Streamline Mid-Atlantic's net losses were allocated to the minority interest. The allocation of the net losses of Streamline.com's subsidiary, Streamline Mid-Atlantic, Inc., to the minority interest decreased to $138,000 in 1998 from $265,000 in 1997. In 1998,
Streamline.com was allocated a percentage of net losses in excess of its ownership percentage due to the minority interest being allocated all of its allowable losses. In November 1998, Streamline.com acquired the remaining minority interest and now reports 100% of the income or loss of this subsidiary in its results of operations.

EXTRAORDINARY LOSS

On September 18, 1998, Streamline.com redeemed all of its outstanding discount notes issued in April 1998 at a price of $7.0 million with the proceeds from the issuance of Streamline.com's Series D Preferred Stock. The redemption resulted in Streamline.com recording an extraordinary loss on the extinguishment of debt of approximately $744,000. This loss included approximately $257,000 for a call premium, and $452,000 for the unamortized discount value associated with the warrants to purchase common stock issued in connection with the senior discount notes and $35,000 for the issuance of common shares and remaining deferred financing costs.

LIQUIDITY AND CAPITAL RESOURCES

For the twelve months ended January 1, 2000 operating activities used cash of $22.3 million primarily attributable to the net loss incurred in the period, as compared to $12.3 million for the twelve months ended December 31, 1998. Investing activities used cash of $35.1 million in the twelve months ended January 1, 2000, as compared to $2.4 million for the twelve months ended December 31, 1998, primarily due to the purchase of marketable securities from capital raised by the initial public offering, the purchase of property and equipment to support the expansion of Streamline.com's operations, construction costs for a new fulfillment center in Chicago and costs associated with purchased and capitalized software for Streamline.com's customer ordering, warehouse management and financial systems.

Financing activities provided cash of $52.1 million in the twelve months ended January 1, 2000, as compared to $33.2 million in the twelve months ended December 31, 1998. Net proceeds from Streamline.com's initial public offering, including the exercise of the underwriters' over-allotment, net of underwriting discounts and offering expenses, were approximately $45.0 million. Prior to its initial public offering, Streamline.com financed its operations and capital requirements primarily through the sale of redeemable convertible preferred stock, the issuance of senior discount notes, the sale of common stock, and its bank line of credit. In June 1999, Streamline.com entered into an agreement whereby the Chicago fulfillment center would be sold to a third party (upon satisfaction of certain conditions detailed in the


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contract of sale) and leased back to Streamline.com for an initial term of 20 years. This transaction took place in January 2000 with a selling price of approximately $6.5 million.

Steamline.com has incurred cumulative losses through January 1, 2000 of approximately $56.4 million and continues to have recurring operating losses and negative cash flows from operating activities. The Company expects to incur additional losses and will require additional financing early in the first quarter of 2001 to continue its operations.

Streamline.com's initial plans for 2000 were based upon an aggressive expansion strategy including the introduction of several new facilities and the acquisition of a significant number of new customers by year end. In addition, the 2000 plan included funding the operating losses of a Chicago fulfillment center, which was acquired in connection with the Streamline.com's merger with Scotty's on January 5, 2000. In order to implement the 2000 plan, the Company anticipated the need for additional financing and engaged an investment banker to assist in securing additional private funding which the Company had expected to receive by the end of the second fiscal quarter.

In the event the Company was unable to secure additional financing, an alternative plan was developed to significantly reduce cash expenditures including delaying the capital expenditure costs and pre-opening expenses for the planned facilities. In such circumstances the Company would significantly reduce marketing expenditures, reduce corporate headcount costs including all incentive compensation and reduce consulting and other miscellaneous spending. Furthermore, most corporate capital projects would be postponed until additional financing was obtained and the Company would pursue financing for certain asset purchases which were not originally anticipated to be financed.

The Company continued with its expansion strategy including the opening of the New Jersey facility, entering into a lease for the Minnesota facility and continued use of external marketing resources. In addition, cash expenditures through the first half of 2000 were higher than initially anticipated. This was primarily a result of higher marketing costs associated with the opening of the New Jersey location, lower than expected sales associated with lower customer acquisition and the unexpected increase in the second quarter in the collateral requirements associated with lease financing resulting in the Company funding the majority of these purchases with working capital. Late in the second quarter, in reaction to the inability to secure additional financing and the increase in cash spending associated with these items, the Company began to implement an alternative plan including the delay of most external marketing activities, the delay of opening certain facilities, deferral of corporate headcount increases, deferral of discretionary capital technology and reduced consulting spending. However, the timing of implementation of these intiatives would not result in the Company having sufficient cash flow savings to fund operations through the year.

The Company continued its efforts to obtain a strategic or financing alternative in the second and third quarters. This effort resulted in the Company entering into a transaction during the third quarter of 2000, pursuant to which the Company sold to Peapod, Inc. substantially all of the assets and operations of their facilities in Washington, D.C. and Chicago for $11.6 million and Peapod assumed certain capital and operating lease obligations. As a result of the disposition of operations in those locations, the Company has been able to significantly reduce their operating expenses. Furthermore, the Company has implemented additional cost controlling initiatives including a hiring freeze, reduction in marketing spending, further reduction of corporate administrative costs and all non-essential capital expenditures. The Company expects that the proceeds received should be able to fund operations through the end of the year. If financing is not received early in the first quarter of 2001, the Company will be unable to continue operations. However, depending on the Company's ability to generate sufficient increases in revenues or reduce certain costs the Company may need cash for operations prior to that time.

The Company has limited options, beyond those currently being implemented to reduce cash expenditures. The Company is still actively pursuing financing and other strategic alternatives, however, no definitive arrangements exist at this time. The Company has terminated their relationship with their investment banker, but does not believe this will affect the Company's ability to enter into a strategic or financing transaction.

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The accompanying financials have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

MARKET AND INTEREST RATE RISK

To date, Streamline.com has not utilized derivative financial instruments or derivative commodity instruments. Streamline.com invests its cash in high quality (i.e.-A1/P1), short term commercial paper, corporate bonds, money market funds and United States government securities, which are subject to minimal credit, market, and interest rate risk, and have no debt. Due to its short-term duration, the fair value of the Company's cash and investment portfolio at January 1, 2000 approximated carrying value. Interest rate risk was estimated as the potential decrease in fair value resulting from a hypothetical 10% increase in interest rates for issues contained in the investment portfolio. The resulting hypothetical fair value was not materially different from the year-end carrying value. Therefore, Streamline.com believes the market and interest rate risks associated with these financial instruments are not material.

ACQUISITIONS

In 1996, Streamline.com incorporated its subsidiary Streamline Mid-Atlantic, Inc., for the purpose of acquiring substantially all of the assets of Shopping Alternatives, Inc., a consumer direct company based in the Washington, D.C. area. In 1997 Streamline Mid-Atlantic sold approximately 45% of its common stock to third parties. In November 1998, Streamline.com acquired the outstanding minority interest in Streamline Mid-Atlantic and it once again became a wholly owned subsidiary. In connection with these transactions, Streamline.com recorded $1.3 million of goodwill, which is being amortized, on a straight-line basis over a five-year term.

SUBSEQUENT EVENTS

On September 7, 2000, the Company sold substantially all of the assets relating to its operations in Washington, D.C. and greater Chicago markets (the "Transferred Assets") pursuant to an Asset Purchase Agreement (the "Purchase Agreement") by and among the Company, two of the Company's wholly-owned subsidiaries and the buyer. Pursuant to the Purchase Agreement, the buyer agreed to pay Streamline.com $11.6 million in cash and to assume certain capital and operating lease obligations associated with the Transferred Assets. Approximately $1.4 million of the purchase price is being held in escrow by the buyer pending the Company's satisfaction of certain post-closing obligations and approximately $200,000 of the purchase price is being held in escrow to secure any indemnification obligations of Streamline.com pursuant to the Purchase Agreement. Streamline expects to record a gain of approximately $2.5 million in connection with this transaction during the third quarter of 2000. Streamline will classify the portion of the gain associated with the sale of the Chicago operations, historically accounted for as a pooling of interests as an extraordinary item. The remaining gain will be included in other income.

Additionally, in September 2000, the Company terminated the lease for its Minneapolis facility, resulting in a one-time charge of approximately $750,000 of which $350,000 was a cash payment and the remainder was the write-off of a deposit.

YEAR 2000 COMPLIANCE

Streamline.com has experienced no year 2000 adverse effects on its internal systems or any involved in its supply chain, including purchasing, distribution, sales and accounting. Also, no errors were found related to date processing before or after January 1, 2000, including treatment of year 2000 as a leap year. Streamline.com will continue to monitor its hardware, software and imbedded systems as they are added or modified.


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INFLATION AND SEASONALITY

While inflation or deflation has not had, and Streamline.com does not expect it to have, a material impact upon operating results, there can be no assurance that Streamline.com.'s business will not be affected by inflation or deflation in the future. Streamline.com experiences seasonal fluctuations due to various market conditions with average revenue per order declining slightly in the second and third quarters.

FACTORS THAT MAY AFFECT FUTURE RESULTS

This annual report contains forward-looking statements that involve risks and uncertainties. Any statement (including statements to the effect that Streamline.com "believes", "expects", "anticipates", "plans" and similar expressions) that are not statements relating to historical matters should be considered forward-looking statements. Our actual results may differ materially from the results discussed in the forward looking statements as a result of numerous important factors, including those discussed below.

THE TERMS AND TIMING OF FUTURE FINANCINGS ARE UNCERTAIN

In order to continue operations, Streamline.com will require additional sources of financing early in the first quarter of 2001. Also, it is possible that Streamline.com will require additional sources of financing earlier than anticipated as a result of unexpected cash needs or opportunities, or disappointing operating results. Additional funds may not be available on satisfactory terms when needed, whether in the next twelve months or thereafter. If funds are not available on a timely basis, the Company has limited options, beyond those currently being implemented, to reduce cash expenditures. Therefore, if additional financing is not received early in the first quarter of 2001, the Company will be unable to continue operations.

STREAMLINE.COM OPERATES IN A HIGHLY COMPETITIVE MARKET

Streamline.com competes in a highly competitive marketplace with a variety of traditional retailers, consumer direct companies and other delivery services. In the geographic markets we are in or expect to be in within the next 12 to 18 months we compete or expect to compete directly with other consumer direct retailers that have similar services, pricing strategies and product selections. Some of our current and potential competitors are larger than we are and have substantially greater financial resources. It is possible that increased competition or improved performance by our competitors may reduce our market share or adversely affect our business and financial performance in other ways.

THE LEASE FOR OUR WESTWOOD FACILITY EXPIRES ON OCTOBER 31, 2000

The Company is headquartered in Westwood, Massachusetts, where it leases approximately 67,000 square feet of commercial space. The Company's lease for the Westwood facility expires on October 31, 2000. There can be no assurance that the Company will be able to secure an extension of this lease prior to its expiration or that any extension that the Company does secure will contain terms favorable to the Company, including without limitation the duration thereof. In the event that the Company is unable to secure an extension of this lease or secures an extension for less time than is required by the Company or on other unfavorable terms, the Company's operations could be substantially disrupted.

OUR SUCCESS DEPENDS ON OUR ABILITY TO OPEN NEW CONSUMER RESOURCE CENTERS

An important part of our business strategy is to aggressively increase the number of CRC's and the number of customers served out of new and existing CRC's. For this strategy to be successful we need to successfully market to and acquire customers, identify and lease new sites for CRC's, hire and train employees and adapt our management and operational systems to meet the needs of our expanded operations. These tasks may be difficult to accomplish and if we are unable to accomplish any of these tasks our future revenue could be materially adversely affected.

OUR OPERATING RESULTS MAY VARY FROM QUARTER TO QUARTER

Our operating results have fluctuated from quarter to quarter in the past, and we expect that they will continue to do so in the future. Our revenues may not continue at rates similar to the rates reported in recent periods, and our operating results may fall short

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of either a prior fiscal period or investor's expectations. Factors that could cause these quarterly fluctuations include the following:

-     customer demand being lower than anticipated;

- seasonality (we typically experience lower average order sizes in the second and third quarters);

-     one-time charges associated with acquisitions; and

- the level of marketing and advertising expenses associated with acquiring new customers.

A significant portion of our operating expenses, such as rent expense and employee salaries, do not vary directly with revenue and are difficult to adjust in the short term. As a result, if sales in a particular quarter are below our expectations for that quarter, Streamline.com could not proportionately reduce operating expenses for that quarter, and therefore a revenue shortfall would have a disproportionate effect on our expected net loss for the quarter.

The market price of our common stock is based in large part on professional securities analysts' expectations that our business will continue to grow and that Streamline.com will achieve certain revenue levels. If our financial performance in a particular quarter does not meet the expectations of securities analysts, this may adversely affect the views of those securities analysts concerning our growth potential and future financial performance. If the securities analysts that regularly follow us lower their ratings or lower their projections for our future growth and financial performance, the market price of our stock is likely to drop significantly. In addition, in those circumstances the decrease in the stock price would probably be disproportionate to the shortfall in our financial performance.

RAPID GROWTH COULD STRAIN OUR OPERATIONS

Streamline.com has experienced rapid growth in orders, revenues, and number of employees in the past several years. This growth has placed significant demands on our management and operational systems. If we are not successful in continually upgrading our operational and financial systems, expanding our management team and increasing and effectively managing our employee bases this growth is likely to result in operational inefficiencies and ineffective management of our business and employees, which in turn will adversely affect our business and financial performance.